Exhibit 3.4

Certificate of Formation of Grizzly Equity LLC

Delaware	PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “GRIZZLY EQUITY LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE SECOND DAY OF MARCH, A.D. 2006, AT 5:11 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “GRIZZLY EQUITY LLC”.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4074938 8100H	AUTHENTICATION: 6863916
080972330	DATE: 09-22-08

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION

OF

GRIZZLY EQUITY LLC

TO THE SECRETARY OF STATE

OF THE STATE OF DELAWARE:

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

I.

NAME

The name of the limited liability company is Grizzly Equity LLC (the “Company”).

II.

INITIAL REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned authorized agent of the Company has executed this Certificate of Formation as of March 2, 2006.

/s/ Gavin Klein
Gavin Klein
Authorized Person

270502 v1/RE